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TOTAL RETURN PORTFOLIO

AGREEMENT AND DECLARATION OF UNITHOLDERS


This AGREEMENT AND DECLARATION OF UNITHOLDERS is made at
Minneapolis, Minnesota, as of this 13th day of May, 1996 by the holders of beneficial interest of Total Return Portfolio, a separate series of Growth and Income Trust.

WITNESS that

WHEREAS, the Declaration of Trust for Growth and Income Trust provides for no restrictions on the transfer of units therein; and

WHEREAS, the holders of units in Total Return Portfolio desire to restrict the transfer of their units in Total Return Portfolio;

NOW, THEREFORE, the undersigned hereby declare that they will not transfer any units in Total Return Portfolio held by them without the prior written consent of the other unitholders holding at least two thirds of the Total Return Portfolio's units outstanding (excluding the units of the holder seeking to effect the transfer) and that any attempted transfer in violation of this agreement shall be null and void. This agreement shall not affect the rights of any unitholder to redeem units in Total Return Portfolio as provided for in the Declaration of Trust. The undersigned also acknowledge that the remedy of damages for the violation of this agreement would be inadequate and therefore further agree that this agreement shall be enforceable solely by the remedy of specific performance.


IDS MANAGED RETIREMENT FUND, INC.


/s/ Leslie L. Ogg
Leslie L. Ogg
Vice President and General Counsel

STRATEGIST GROWTH AND INCOME FUND, INC.
Strategist Total Return Fund


/s/ James A. Mitchell
James A. Mitchell
President